UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2016

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05. Costs Associated with Exit or Disposal Activities.
On March 10, 2016, Avon Products, Inc. (the “Company”) approved actions relating to its previously announced Transformation Plan. These actions primarily consist of global headcount reductions relating to operating model changes. These actions are expected to be substantially completed by December 2016.

The Company expects to record total charges related to these actions of approximately $60 million before taxes in the first quarter of 2016.

These charges are expected to be comprised primarily of employee-related costs. Substantially all of the charges will result in future cash expenditures. In connection with these actions, the Company expects to realize pre-tax savings of approximately $30 million in 2016 and expects to achieve annualized pre-tax savings of approximately $65 - $70 million beginning in 2017.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In recognition of his contributions to the completion of the strategic partnership transaction previously disclosed by the Company on March 1, 2016, Robert Loughran, Group Vice President, Chief Accounting Officer, was awarded a cash bonus of $450,000 on March 10, 2016, to be paid by the Company in equal installments on March 18, 2016 and December 15, 2016, subject to continued employment during this period.
Item 8.01 Other Events.
On March 14, 2016, Avon Products, Inc. (the "Company") issued a press release announcing details of its operating model changes, including revising its commercial business and streamlining corporate functions as well as the transition, over time, of the location of the Company's corporate headquarters to the United Kingdom. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1	Press Release of Avon Products, Inc. dated March 14, 2016

(Page 2 of 3 Pages)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By:	/s/ James S. Scully
Name: James S. Scully
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: March 14, 2016

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release of Avon Products, Inc. dated March 14, 2016